Exhibit 99.1

                      OLYMPIC CASCADE FINANCIAL CORPORATION

News Release                          Contacts:  Robert H. Daskal
                                                 Acting Chief Financial Officer
                                                 312-751-8833

                                                 Beverly Jedynak
                                                 Martin E. Janis & Co.
                                                 312-943-1100

                      OLYMPIC CASCADE FINANCIAL CORPORATION
                  COMPLETES $2.0 MILLION PRIVATE PLACEMENT;
                 MARSHALL S. GELLER JOINS BOARD OF DIRECTORS

      Chicago, Illinois, January 12, 2006 -- Olympic Cascade Financial Corporation (OTCBB: OLYD) announced today that it has successfully completed a $2.0 million private placement of securities, consisting of $1.0 million of Series B Convertible Preferred Stock, $1.0 million of Convertible Promissory Notes, and Warrants.

      The lead investor is St. Cloud Capital Partners, L.P., a Los Angeles, California based private mezzanine investment fund formed in December 2001 that invests in debt and equity securities of lower middle market companies. Marshall
S. Geller, the Co-Founder and Senior Managing Partner of St. Cloud, has joined the board of directors of Olympic.

      Mark Goldwasser, Chairman, President and Chief Executive Officer, stated, "We are thrilled to have received St. Cloud's investment and to have Marshall Geller join our board of directors. He brings over 35 years of experience in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns and Company. He will be invaluable in providing guidance and counsel in our growth efforts."

      Marshall Geller stated, "I have observed this management team successfully navigate a very difficult period in the capital markets. I look forward to being able to assist and contribute as we increase our presence in the fast growing independent contractor segment of the securities brokerage industry."

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      Olympic Cascade Financial Corporation is a holding company for National
Securities Corporation. National, based in Seattle, Washington, conducts a full service national brokerage and investment banking business.

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company's Securities and Exchange Commission filings, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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